Exhibit 9.4

ADDENDUM SEGUNDO A LA NOVACIÓN DEL ACUERDO ENTRE REPSOL

YPF, S.A. Y “LA CAIXA” DE ONCE DE ENERO DE 2000

De una parte, don Antonio Brufau Niubó, en nombre y representación de Caixa d’Estalvis i Pensions de Barcelona, en adelante “la Caixa”

Y de otra, don Ramón Blanco Balín, en nombre y representación de Repsol YPF, S.A.

Reconociéndose ambas partes capacidad legal suficiente para suscribir el presente

EXPONEN

1°.- Que el 16 de mayo de 2002, las partes suscribieron una “Novación del acuerdo entre Repsol YPF, S.A. y la Caixa de 11 de enero de 2000” referente a Gas Natural SDG, S.A. Dicha novación fue objeto de un ADDENDUM en fecha 16 de diciembre de 2002.

2°.- Que las partes desean desarrollar el acuerdo de 16 de mayo de 2002 de “Novación del acuerdo entre Repsol YPF, S.A. y La Caixa de 11 de enero de 2000”, en cuanto que ahora se plantea la entrada en el Consejo de Gas Natural SDG, S.A., de un consejero ajeno a las propuestas de las partes, lo que ya era objeto de previsión en el mismo, y a su vez, modificar alguno de los pactos para una mejor adaptación a la situación que se presentará.

Por ello, las partes

CONVIENEN

1°.- Las partes se muestran de acuerdo en que sea nombrado consejero de Gas Natural SDG, S.A. Caixa de Catalunya que, juntamente con HISUSA Holding de

Infraestructuras y Sercicios Urbanos, S.A., así lo han pedido al ser titulares respectivamente de un 3% y un 5% del capital social de Gas Natural SDG, S.A. En consecuencia, se comprometen a votar en la Junta General del próximo día 23 de junio, este nombramiento, en el bien entendido de que se trata en todo caso de un nombramiento que hay que atribuir a Caixa de Catalunya.

Como consecuencia de ello, el Consejo de Administración estará constituido por 17 miembros, siendo su composición los 16 previstos en el ADDENDUM, de 16 de diciembre de 2002, más el Consejero Caixa de Catalunya.

20.- La estipulación segunda del acuerdo novatorio de 16 de mayo de 2002 pasará a tener la siguiente redacción:

“II LINEAS DE ACTUACIÓN INDUSTRIAL.

Conforme a tales principios las partes, de buena fe y atendiendo exclusivamente al interés propio de Gas Natural SDG, S.A., consensuarán, previamente a su sometimiento al Consejo de ésta: el plan estratégico de Gas Natural SDG, S.A. que incluirá todas las decisiones que afecten a las líneas fundamentales de la estrategia de la sociedad; su estructura organizativa; el presupuesto anual; las operaciones de concentración: y la enajenación y adquisición de activos, que sean sustanciales en las líneas de desarrollo estratégico de la sociedad.”

30.- Se modifica el acuerdo referente a la Comisión Ejecutiva de Gas Natural SDG, S.A., contenido en el apartado o del Acuerdo Primero del ADDENDUM de fecha 16 de diciembre de 2002, que pasará a tener el siguiente tenor:

“La Comisión Ejecutiva de Gas Natural SDG, S.A. estará constituida por 8 miembros.

Las partes de este Acuerdo votarán en el Consejo de Administración para el nombramiento de tres miembros de la Comisión Ejecutiva de entre los vocales propuestos por Repsol YPF, S.A., otros tres vocales de entre los propuestos por

“la Caixa” y los dos vocales restantes de entre los consejeros independientes. Entre los propuestos por “la Caixa” deberá incluirse al Presidente que también presidirá la Comisión Ejecutiva, y entre los propuestos por Repsol YPF, S.A. al Consejero Delegado.”

Y en prueba de conformidad, con el contenido de este ADDENDUM SEGUNDO, que será comunicado a la Comisión Nacional del Mercado de Valores, suscriben el mismo, en ejemplar duplicado, en la fecha y lugar expresados.

LA CAIXA	REPSOL YPF, S.A.

Fdo.: Antonio Brufau Niubó	Fdo.: Ramón Blanco Balín
En Barcelona a 20 de junio de 2003	En Madrid a 20 de junio de 2003

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